EXHIBIT 99.1


Global Aircraft Solutions, Inc. (GACF) Announces Fourth Quarter and Full-Year 2005 Financial Results
Monday April 10, 9:20 am ET

TUCSON, Ariz.--(BUSINESS WIRE)--April 10, 2006--Global Aircraft Solutions, Inc. (OTCBB:GACF - News) today announced its results of operations for the fourth quarter and year ended December 31, 2005. Significant 2005 financial results include:

     o    Record revenue increased 33% to $41.2 Million for 2005
     o    Net Profit increased 36% to exceed $3.1 Million, or $.09 per share for
          2005
     o    Gain from operations increased 80% over the previous year
     o    Total Stockholders Equity increased 130%


Operating Results

Year-end 2005 results:

Total consolidated annual revenue for 2005 was $41.2 million, up 33% compared to $30.8 million for 2004. Net profit before income taxes for 2005 was $3.5 million; up 52% compared to net profit before income taxes of $2.3 million in 2004. Net profit for 2005 was $3.1 million, up 36% compared to net profit of $2.3 million in 2004. EBITDA for 2005 was $4.5 million, up 46% compared to $3.1 million in 2004. It should be noted that 2004 net profit and EBITDA was aided by the inclusion of $1.1 million in extraordinary items, while our 2005 financial results were achieved in the absence of any extraordinary items. A comparison of the Company's gain from operations illustrates 80% growth from 2004's $1.3 million to 2005's $2.4 million. Gross profit for the fourth quarter of 2005 was $2.3 million, while gross profit for the fourth quarter of 2004 was $1.55 million, an increase of 48%. The Company's total capital expenditures in 2005 were $344,834 down 68% from capital expenditures of $1.1 million in 2004.

It should be noted that the required accounting treatment for JetGlobal's results is an entry on the Company's Income Statement for 30% of JetGlobal's earnings. Even though JetGlobal's 2005 revenue was $7.2 million, and Global's participation in JetGlobal is 30%, the pro rata revenue of $2.1 million is not booked in Global's total revenue. This is an important consideration to keep in mind for 2005 results, and the results of future periods, since Management believes aircraft trading results for the JetGlobal partnership will increase over time. In 2005 JetGlobal contributed $1.1 million to the Company's bottom line. JetGlobal did not exist in 2004.

Fourth Quarter results:

The Company reported consolidated revenue for the fourth quarter ended December 31, 2005 of $8.3 million compared to the $8.1 million for the fourth quarter last year. Consolidated gross profit for the fourth quarter of 2005 was $2.3 million, an increase of 53% over the $1.5 million gross profit for the same period last year. Gain from operations for the fourth quarter of 2005 was $1.2 million, including the profit from operations of JetGlobal, versus $170,419 in the fourth quarter of 2004. Net profit for the quarter was $1.1 million or, $0.03 a share diluted, versus $135,479 $0.00 a share diluted in Q4 of 2004. The Company's joint venture, JetGlobal, produced its first contribution to quarterly earnings in the fourth quarter of 2005 for the aircraft trading division of Global.

John Sawyer, President of both GACF and HAT, commented, "We are extremely pleased with our ability to keep delivering strong growth in both the top and bottom lines of the Company. Key business elements now in place such as the integration of the Jetran/US Air inventory into World Jet's inventory, the projected growth of our exclusive customer, Avolar, and the tremendous aircraft trading opportunities we have locked down through our JetGlobal partnership with BCI Aircraft Leasing, all point to further strong financial results for Global Aircraft Solutions in 2006."

GACF and HAT Chairman Ian Herman added, "The dramatic success the Company has enjoyed since its formation in early 2002 speaks to the soundness of our business model. We fully expect the synergistic benefits derived from our aircraft trading, maintenance and parts sales to continue to propel Global Aircraft Solutions into an increasingly prominent and successful position in the Aerospace Industry over the foreseeable future."

Conference Call Reminder

The conference call will take place at 4:15 p.m. Eastern, on Monday, April 10, 2006. Anyone interested in participating should call 877-692-2592 if calling within the United States, or 973-582-2700 if calling internationally, approximately 5 to 10 minutes prior to 4:15 p.m. There will be a playback available until April 17, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States, or 973-341-3080 if calling internationally. Please use pass code 7252001 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at Global's Web site at http://www.globalaircraftsolutions.com. The webcast may also be accessed at ViaVid's Web site at http://www.viavid.net. The webcast can be accessed through Aug. 12, 2006, on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Global Aircraft Solutions

Global Aircraft Solutions trades in commercial jet aircraft and provides parts support and maintenance, repair and overhaul (MRO) services for commercial aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include AerCap, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California.

Global's website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures. In addition, other risks are detailed in Global's Form 10-KSB filed on April 4, 2005. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Tables Follow

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                           Consolidated Balance Sheet
                           December 31, 2004 and 2005
                                    (Audited)

                                     ASSETS

                                                         2004            2005
                                                     -----------     -----------
CURRENT ASSETS
Cash and cash equivalents                            $   549,904     $   368,013
Accounts receivable                                    4,766,215       4,993,138
Note receivable                                          175,642       1,997,868
Inventory                                              3,507,249       6,580,092
Restricted funds                                                          98,500
Other current assets                                     380,932         304,987
                                                     -----------     -----------

  TOTAL CURRENT ASSETS                               $ 9,379,942     $14,342,598

Property, plant and equipment                          1,632,134       1,642,141
Investments                                               25,000          25,000
Equity in net assets of and advances to
 affiliates                                                            6,333,690
Customer list, net                                       267,771         133,886
Agreement with vendor, net                                56,980          28,490
Goodwill                                                  38,992          38,992
Inventory, non current                                   212,500       2,187,343
Other assets                                             144,693         322,481
                                                     -----------     -----------

  TOTAL ASSETS                                       $11,758,012     $25,054,621
                                                     ===========     ===========


The accompanying notes, which are not included in this press release, are an integral part of these consolidated financial statements.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                           Consolidated Balance Sheet
                           December 31, 2004 and 2005
                                    (Audited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                      2004             2005
                                                  ------------     ------------
CURRENT LIABILITIES
Notes payable                                     $          0     $  2,564,739
Accounts payable - trade                             2,644,593        7,181,397
Due to factor                                          604,411                0
Customer deposits                                      280,537
Billings in excess of costs and estimated
  earnings on contracts in progress                    966,238           23,458
Accrued liabilities                                    844,709          570,724
Income taxes payable                                   311,182          685,904
Commitments & contingencies                                  0                0
                                                  ------------     ------------

  TOTAL CURRENT LIABILITIES                       $  5,651,670     $ 11,026,222

  TOTAL LIABILITIES                               $  5,651,670     $ 11,026,222

STOCKHOLDERS' EQUITY
Common stock, $.001 par value,
 100,000,000
Shares authorized in 2004 and 2005;
 31,030,386 and 38,998,215 issued;
 30,650,386 and 38,618,215 outstanding in
 2004 and 2005                                    $     31,030     $     38,998
Additional paid-in capital                           7,033,950       11,904,683
Deferred compensation                                                   (80,000)
Contributed capital                                    620,289          620,289
Retained earnings (Accumulated deficit)             (1,578,927)       1,544,429
                                                  ------------     ------------

  TOTAL STOCKHOLDERS' EQUITY                      $  6,106,342     $ 14,028,399
                                                  ------------     ------------

  TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                         $ 11,758,012     $ 25,054,621
                                                  ============     ============


The accompanying notes, which are not included in this press release, are an integral part of these consolidated financial statements.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                      Consolidated Statement of Operations
                     Years ended December 31, 2004 and 2005
                                    (Audited)

                                                    2004               2005
                                                ------------       ------------


Net sales                                       $ 30,851,118       $ 41,228,648
Cost of sales                                    (24,195,426)       (30,842,461)
Inventory write down                                (212,500)          (215,500)
                                                ------------       ------------

Gross profit                                       6,443,192         10,170,687
Selling, general and
 administrative expenses                          (4,826,519)        (7,788,047)
Penalties                                           (295,903)            (1,061)
                                                ------------       ------------

Gain (loss) from operations                        1,320,770          2,381,579

Other income (expense):
  Interest income                                     85,521            245,610
  Interest expense                                  (329,023)          (386,927)
  Gain on renegotiation of
   contract                                        1,144,502
  Miscellaneous expense                               (9,084)              (110)
  Discounts taken                                     45,438              7,715
  Miscellaneous income                                31,162            130,571
  Equity in income of
   unconsolidated affiliate                                           1,111,096
                                                ------------       ------------

Net profit (loss), before income
 taxes                                          $  2,291,286       $  3,489,534
   Provision for Income Taxes                                          (366,178)
                                                ------------       ------------

Net profit (loss), after taxes                  $  2,291,286       $  3,123,356
                                                ============       ============

Net profit (loss) per share
 (Basic)                                        $       0.09       $       0.09
                                                ============       ============
Net profit (loss) per share
 (Fully Diluted)                                $       0.09       $       0.09
                                                ============       ============


The accompanying notes, which are not included in this press release, are an integral part of these consolidated financial statements.